  Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SUPER LEAGUE GAMING, INC.,
a Delaware corporation;

SLG MERGER SUB, INC.,
a Delaware corporation;

and

FRAMERATE, INC.,
a Delaware corporation

Dated as of June 3, 2019

TABLE OF CONTENTS

SECTION 1. DESCRIPTION OF TRANSACTION
1.1 Merger of the Company into Merger Sub	1
1.2 Effect of the Merger	1
1.3 Closing; Effective Time	1
1.4 Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5 Merger Consideration; Exchange of Securities	2
1.6 Closing of the Company’s Transfer Books	6
1.7 Exchange of Certificates	6
1.8 Further Action	7
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1 Due Organization; Subsidiaries.	7
2.2 Governing Documents; Records	8
2.3 Capitalization, Etc.	8
2.4 Financial Statements	9
2.5 Absence of Changes	9
2.6 Title to Assets	10
2.7 Bank Accounts	10
2.8 Equipment; Leasehold	10
2.9 Proprietary Assets	11
2.10 Contracts	11
2.11 Liabilities	13
2.12 Compliance with Legal Requirements	13
2.13 Governmental Authorizations	13
2.14 Tax Matters	13
2.15 Employee and Labor Matters; Benefit Plans	14
2.16 Environmental Matters	15
2.17 Insurance	15
2.18 Related Party Transactions	15
2.19 Legal Proceedings; Orders	15
2.20 Authority; Binding Nature of Agreement	16
2.21 Non-Contravention; Consents	16
2.22 No Brokers' Fees	17
2.23 No Other Representations	17
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1 Due Organization	17
3.2 Requisite Power and Authority	17
3.3 Non-Contravention; Consents	17
3.4 Outstanding Parent Securities	18
3.5 Filings with the SEC	18
3.6 Financial Statements	19
3.7 Absence of Certain Changes	19
3.8 Legal Proceedings; Orders; Permits	20
3.9 No Brokers' Fees	20
3.10 Operations; Capitalization of Merger Sub	20
3.11 Solvency	20
3.12 Proprietary Assets	20
3.13 Liabilities	21
3.14 Compliance with Legal Requirements	21
3.15 Tax Matters	21
3.16 Government Approvals	21

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SECTION 4. CLOSING DELIVERIES.
4.1 Conditions to the Obligations of the Company	22
4.2 Conditions to the Obligations of Parent and Merger Sub	23
4.3 Closing Deliveries	23
SECTION 5. POST-CLOSING COVENANTS
5.1 Public Announcements	24
5.2 Form 8-K	24
5.3 Lock-Up	24
5.4 Parent Securities Obligations	25
5.5 Tax Free Reorganization	26
SECTION 6. INDEMNIFICATION
6.1 Survival of Representations, Etc.	26
6.2 Company Indemnification	27
6.3 Parent/Merger Sub Indemnification	28
6.4 Procedures for Third Party Claims	28
6.5 Procedures for Inter-Party Claims	29
6.6 Source of Company Indemnity	29
6.7 Determination of Damages	29
6.8 No Consequential Damages	30
6.9 Exclusive Remedy	30
SECTION 7. TERMINATION
7.1 Termination	30
7.2 Effect of Termination	31
SECTION 8. MISCELLANEOUS PROVISIONS
8.1 Further Assurances	31
8.2 Fees and Expenses	31
8.3 Attorneys’ Fees	31
8.4 Notices	32
8.5 Time of the Essence	32
8.6 Headings	32
8.7 Counterparts	32
8.8 Governing Law	32
8.9 Successors and Assigns	33
8.10 Specific Performance	33
8.11 Waiver	33
8.12 Amendments	33
8.13 Severability	33
8.14 Parties in Interest	33
8.15 Entire Agreement	33
8.16 Construction	34

EXHIBIT A –DEFINITIONS	A-1

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 3, 2019, by and among SUPER LEAGUE GAMING, INC., a Delaware corporation (“Parent”); SLG MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and FRAMERATE, INC., a Delaware corporation f/k/a Estarz, Inc. (the “Company” and, together with Parent and Merger Sub, collectively, the “Parties”). The capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Board of Directors of each of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective entities and the stockholders thereof to enter into a business combination transaction pursuant to which the Company will merge with and into the Merger Sub (the “Merger”), with the Merger Sub continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of Parent.

B. On or prior to the Effective Date, all outstanding shares of preferred stock, $0.0001 par value per share, of the Company, comprised of series A-1 preferred stock (“Series A-1 Preferred”), series A-2 preferred stock (“Series A-2 Preferred”) and Series A-3 Preferred Stock (“Series A-3 Preferred”) (collectively, the “Company Preferred Stock”), will convert into shares of common stock, $0.0001 par value per share, of the Company (“Company Common Stock”).

C. Pursuant to the Merger, all outstanding shares of Company Common Stock, along with any outstanding options to purchase shares of Company Common Stock (“Company Options”), will, in accordance with this Agreement, be exchanged on the basis set forth in this Agreement, for (A) shares of common stock, $0.001 par value per share, of Parent (“Parent Common Stock”), and (B) cash consideration.

D. The Parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Code.

E. The Parent Common Stock to be issued in connection with the Merger will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder.

AGREEMENT

The Parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Company shall be merged with and into the Merger Sub, and the separate existence of Company shall cease. The Merger Sub will continue as the surviving corporation in the Merger (the “Surviving Corporation”). Following the close of the Merger, the Surviving Corporation will be merged into the Parent.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

1.3 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than within four (4) business days after the satisfaction or waiver of the conditions set forth in Section 4 hereof (the “Closing Date”). The Closing shall be conducted remotely via the electronic exchange of documents and signatures. For the purposes of this Section 1.3, “business days” means any except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close. At the Closing, the Merger will be consummated by the filing of the Certificate of Merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the time of the filing of such instrument or the effective date set forth in such instrument being the “Effective Time”).

1.4
Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation;

(b) The Bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and

(c) The directors of the Surviving Corporation immediately following the Effective Time shall be Ann Hand, Matt Edelman and Robert Stewart.

1.5 Merger Consideration; Exchange of Securities. The “Aggregate Merger Consideration” payable by Parent shall consist of (i) cash and Parent Common Stock at the Closing; and (ii) Parent Common Stock upon satisfaction of certain “earn-out” milestones. The Aggregate Merger Consideration is detailed below.

(a)
At the Closing, the Parent shall:

(i) Pay to each of the shareholders of the Company (each, a “Shareholder” and collectively, the “Shareholders”) by wire transfer of immediately available funds to such accounts as may be designated in writing by the Shareholders, an amount equal to: (A) the Closing Per Share Cash Amount, multiplied by (B) the number of shares of Company Common Stock held by such Shareholder;

(ii) Pay to each holder of Company Options (each an “Optionholder” and collectively, the “Optionholders”) by wire transfer of immediately available funds to such accounts as may be designated in writing by the Optionholders, an amount equal to: (A) the Closing Per Share Cash Amount less the per share exercise price of the Company Options held by such Optionholder, multiplied by (B) the number of shares of Company Common Stock issuable to the Optionholder upon exercise of Company Options held by such Optionholder;

(iii) Issue to each Shareholder that number of shares of Parent Common Stock equal to: (A) the Closing Per Share Equity Amount, multiplied by (B) the number of shares of Company Common Stock held by such Shareholder;

(iv) Issue to each Optionholder that number of shares of Parent Common Stock equal to: (A) the Closing Per Share Equity Amount, multiplied by (B) the number of shares of Company Common Stock issuable to the Optionholder upon exercise of Company Options held by such Optionholder; and

(v) Pay all Closing Indebtedness and Company Transaction Expenses by wire transfer of immediately available funds to such accounts as may be designated in writing by the individuals and entities that are owed such amounts.

(b) Earn-Out. Following the Closing, and in conjunction with Section 1.1 hereinabove, the business operations of Company will be undertaken as a division of Parent under the brand name “Framerate” (the “Operating Division”). Parent shall separately track and report the Framerate revenue and video view growth detailed below in Sections 1.5(b)(i)-(ii). Parent shall provide Marco Mereu with quarterly progress reports following the Closing. Parent shall issue additional shares of Parent Common Stock to the Shareholders and Optionholders (the “Earn-Out”) in accordance with the following, with the express understanding that the Earn-Out shares are intended to comply with the provisions set forth in IRS Rev. Proc. 84-42.

(i) On the one-year anniversary of the Closing Date, Parent shall report in writing to the Shareholders and Optionholders the amount of the Earn-Out that has been earned and issue to each Shareholder and Optionholder such number of shares of Parent Common Stock as is equal to each such Shareholder’s and Optionholder’s Pro Rata Share of up to four hundred ninety thousand dollars ($490,000.00) of Parent Common Stock, valued at the Signing Price, subject to the following: (A) Two hundred forty-five thousand dollars ($245,000.00) is payable upon the Surviving Corporation and Operating Division, in the aggregate, realizing eight hundred thousand dollars ($800,000.00) in gross revenues (determined in accordance with GAAP) for the one-year period immediately following the Closing Date; and (B) Two hundred forty-five thousand dollars ($245,000.00) is payable upon the Surviving Corporation and Operating Division, in the aggregate, achieving an average growth rate in video views across the their branded and/or managed channels, as video views are defined natively on each channel (i.e. based on the amount of time a video must be watched on each channel in order to be a validated video view on that channel), of 10% per month during the one-year period immediately following the Closing Date, including a minimum of 15,000,000 views per month in months 10, 11 and 12 following the Closing Date. For the avoidance of doubt, if either of the milestones listed above for each earn-out payment of $245,000.00 are achieved by less than 100%, but more than or equal to 75%, or by less than 75% but more than or equal to 50%, then the payment of the earnout shall be 75% or 50%, respectively, of the full amount that would have been paid out if the milestones were fully achieved.

(ii) On the second-year anniversary of the Closing Date, Parent shall report in writing to the Shareholders and Optionholders the amount of the Earn-Out that has been earned and issue to each Shareholder and Optionholder such number of shares of Parent Common Stock as is equal to each such Shareholder’s and Optionholder’s Pro Rata Share of up to four hundred ninety thousand dollars ($490,000.00) of Parent Common Stock, valued at the Signing Price, subject to the following: (A) Two hundred forty-five thousand dollars ($245,000.00) is payable upon the Surviving Corporation and Operating Division, in the aggregate, realizing one million five hundred thousand dollars ($1,500,000.00) in gross revenues (determined in accordance with GAAP) for the one-year period commencing on the one- year anniversary date of Closing and ending on the two-year anniversary date of Closing; and (II) Two hundred forty-five thousand dollars ($245,000.00) is payable upon the Surviving Corporation and Operating Division, in the aggregate, achieving an average growth rate in video views across their branded and/or managed channels, as video views are defined natively on each channel (i.e. based on the amount of time a video must be watched on each channel in order to be a validated video view on that channel), of 7% per month during the one-year period commencing on the one-year anniversary date of Closing and the two-year anniversary date of Closing, including a minimum of 40,000,000 views per month in months 22, 23 and 24 following the Closing Date. For the avoidance of doubt, if either of the milestones listed above for each earn-out payment of $245,000.00 are achieved by less than 100%, but more than or equal to 75%, or by less than 75% but more than or equal to 50%, then the payment of the earnout shall be 75% or 50%, respectively, of the full amount that would have been paid out if the milestones were fully achieved.

(iii) Notwithstanding anything to the contrary contained in this Section 1.5(b), if Marco Mereu is terminated for cause or resigns from his employment with the Parent (and/or its affiliates, successor or assigns) at any time on before the second anniversary of the Closing, and any such resignation is without “Good Reason” as such term is defined in his employment agreement, then the maximum amount of any portion of the Earn-Out that has not yet been earned as of the date of resignation shall be reduced by 44.0164%. Solely by way of example, if Mr. Mereu resigned at a time when $700,000 worth of the Earn- Out had already been earned, then the maximum remaining portion of the Earn-Out is $156,628.08, and the aggregate maximum Earn-Out is $856,628.08.

(iv) During the period from the Effective Time through the second-year anniversary of the Closing Date (the “Earn-Out Period”), the Parent shall cause the Surviving Corporation, the Operating Division and their affiliates to, and the Surviving Corporation, Operating Division and their affiliates shall, use commercially reasonable efforts to achieve the maximum Earn-Out. In furtherance of the foregoing, throughout the Earn-Out Period the Parent shall (i) manage and operate the Surviving Corporation’s and Operating Division’s business in good faith and in a manner consistent with good business practices, the past practices of the Company and the objective of maximizing the Earn-Out, (ii) provide sufficient working capital and other reasonable support and resources to such business, (iii) use commercially reasonable efforts to actively market and promote such business, (iii) not take, or fail to take, any actions with the primary intention of reducing or otherwise circumventing the Earn-Out.

(v) Parent's obligations with respect to Earn-Out shall be accelerated, and the maximum Earn-Out shall become immediately due and payable in full, upon the occurrence of any of the following events prior to the end of the Earn-Out Period: (a) any sale or other disposition by the Parent or Surviving Corporation or their affiliates, in a single transaction or series of related transactions (regardless of the form of such transaction(s)), of a material portion of the business or the assets relating to the business formerly operated by the Company, or (b) a transaction or series of related transactions in which one or more persons that are not an affiliate of Parent acquires more than fifty percent (50%) of the outstanding equity interests of the Parent, the Surviving Corporation or any of the Parent’s other direct or indirect subsidiaries; or (c) a merger or consolidation of the Parent, the Surviving Corporation or any of the Parent’s other direct or indirect subsidiaries with another entity, which results in the holders of the total outstanding equity interests of the Parent or the Surviving Corporation or any of the Parent’s other direct or indirect subsidiaries immediately prior to such transaction or their affiliates owning, either directly or indirectly, less than fifty percent (50%) of the outstanding equity interests of the surviving or resulting entity, as the case may be, following such transaction (or, if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the ultimate parent entity of such surviving or resulting entity); or (d) a material breach by the Parent or the Surviving Corporation or its affiliates of any of the covenants set forth above which cannot cured, or which can be cured and is not cured within twenty (20) days after written notice thereof from any Shareholder to the Parent.

(vi) From and after the Effective Time, Parent and the Surviving Corporation shall, upon reasonable request by any Shareholder, provide such Shareholder and any accountants or advisors retained by such Shareholder with (A) copies of all supporting schedules and work papers prepared by or used or relied on by Parent and its representatives in the determination of the Earn-Out, and (B) reasonable access (during normal business hours and without material interference to the operations of the Surviving Corporation or Operating Division) to the books and records, personnel and accountants of Parent (including the Operating Division) and the Surviving Corporation, in each case for the purpose of enabling such Shareholder and its accountants and advisors to calculate, and to review Parent’s calculation of, the Earn-Out.

(vii) If any Shareholder disputes the calculation of the Earn-Out, then such Shareholder shall deliver a written notice (a “Dispute Notice”) to Parent at any time during the 45 day period commencing upon receipt by the Shareholder of written notice from the Parent as to the amount of any element of the Earn-Out (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and Shareholder’s calculation of each disputed amount.

(viii) If no Shareholder delivers a Dispute Notice to Parent prior to the expiration of the Review Period, Parent’s calculation of the Earn-Out shall be deemed final and binding on Parent and each Shareholder and Optionholder for all purposes of this Agreement.

(ix) If a Shareholder delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then such Shareholder and Parent shall negotiate in good faith to reach agreement on the Earn-Out elements that are in dispute. If the Shareholder and Parent are unable to reach agreement on the Earn-Out within 20 days after the end of the Review Period, either party shall have the right to refer such dispute to an independent nationally recognized accounting or valuation firm that is mutually agreed upon by Parent and such Shareholder (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”). In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of the Shareholder and Parent shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Earn-Out; provided, that none of Shareholder, Parent, or any of their respective Affiliates or Representatives shall have any ex parte communications or meetings with the Designated Accounting Firm regarding the subject matter hereof without the other party’s prior written consent; (B) each of the Shareholder and Parent shall promptly provide, or cause to be provided, to the Designated Accounting Firm all information reasonably necessary to enable the Designated Accounting Firm to resolve such disputes;
(C) the Designated Accounting Firm shall determine the Earn-Out in accordance with the terms of this Agreement within 30 days after such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Shareholders and Parent; and (D) the determination made by the Designated Accounting Firm of the Earn-Out elements that are in dispute shall, in the absence of fraud or manifest error, be conclusive, binding upon the Parties, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. The fees and expenses of the Designated Accounting Firm shall be allocated between Parent, on the one hand, and the Shareholders and Optionholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

(x) The Earn-Out, including the contingency based on retention of Mr. Mereu, is part of the overall purchase consideration paid for the Company, is inseparable from the purchase price and and is not a compensatory arrangement. Parent, Surviving Corporation and each other party hereto shall file any and all tax returns and other filings to reflect the foregoing. In no event shall the Parent treat all or any part of the Earn-Out as compensation and shall not reflect all or any portion of the Earn-Out as an expense in its accounting treatment of the Earn-Out.

(c) Hold-Back. On the Hold-Back Closing Date, the Parent shall provide each Shareholder and Optionholder with a written notice of any Determined Liabilities providing reasonable detail thereof. If no Shareholder or Optionholder provides written notice of objection within 10 days, the Parent’s determination of the Determined Liabilities shall be final and binding. If any Shareholder or Optionholder objects to the Parent’s determination, the parties shall negotiate in good faith to resolve the dispute and the Parent shall provide access to such books and records as may reasonably be requested for the purpose of calculating the Determined Liabilities. Within 2 days after the Determined Liabilities are finally determined, the Parent shall pay each of the Shareholders and Optionholders by wire transfer of immediately available funds to such accounts as may be designated in writing by the Shareholders and Optionholders, each such Shareholder’s and Optionholder’s Pro Rata Share of the Hold-Back Consideration Amount.

(d) Effect of Merger. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company, each share of Company Common Stock and each Company Option that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into the right of the holder thereof to receive (i) the cash amounts and shares of Parent Common Stock described in Section 1.5(a), and (ii) payment of such holder's Pro Rata Share of the Earn-Out, if and to the extent that any Earn-Out is payable to the Shareholders and Optionholders pursuant to this Agreement.

(e) Payment Schedule. Prior to the Closing, the Company shall deliver to Parent a schedule setting forth with respect to each Shareholder and Optionholder (the “Payment Schedule”): (i) the name, address of record and e-mail address (if known by the Company) of such Shareholder or Optionholder, (ii) the total number of shares of Company Common Stock held by each such Shareholder as of immediately prior to the Effective Time, (iii) with respect to any Optionholder, the number of shares of Company Common Stock subject to such Company Options, and the exercise price for each such Company Option, (iv) the portion of the Closing Consideration Amount payable (without regard to Tax withholding) to such Shareholder or Optionholder at the Closing with respect to the shares of Company Common Stock and/or Company Options held by such Shareholder or Optionholder, and (F) such Shareholder’s or Optionholder's Pro Rata Share (expressed as a percentage).

1.6 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Common Stock (the “Company Common Stock Certificates”), and options to purchase shares of Company Common Stock (the “Company Option Certificates”) that were outstanding immediately prior to the Effective Time, shall cease to have any rights as shareholders and optionees of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock, Company Preferred Stock and Company Option Certificates outstanding immediately prior to the Effective Time.

1.7
Exchange of Certificates.

(a) At the Closing, upon the delivery of the Company Common Stock Certificates and Company Option Certificates to Parent held by the Shareholders and Optionholders, respectively, which shall properly be endorsed in blank or shall be accompanied by a properly executed stock power (as appropriate), Parent shall deliver to each Shareholder and Optionholder the Merger consideration issuable to them per Section 1.5(a); provided that the stock certificates delivered by Parent shall represent only whole shares of Parent Common Stock and shall be rounded up to the nearest whole number of shares in lieu of any fractional shares to which a Shareholder would otherwise be entitled. All Company Common Stock Certificates and Option Certificates surrendered to Parent shall be canceled, and until surrendered and canceled as contemplated by this Section 1.7(a), shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger consideration payable in accordance with the terms hereof. If any Company Common Stock Certificate or Company Option Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any Merger consideration, require the owner of such lost, stolen or destroyed Company Common Stock Certificate or Company Option Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such lost, stolen or destroyed Company Common Stock Certificate or Company Option Certificate.

(b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Shareholder or Optionee pursuant to this Agreement, such amounts as Parent or the Surviving Corporation is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be timely remitted to the appropriate taxing authority and, upon such remittance, treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by any party to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the Shareholders, Optionholders and the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under Section 1.7(b).

The Company (i) shall give Parent written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle any such demands for appraisal without the consent of Parent.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent disclosure schedules numbered according to the relevant sections in this Agreement (the “Disclosure Schedules”). Any exception or qualification set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement as and to the extent the content of such disclosure makes its applicability to such other representations, warranties and covenants reasonably apparent. Subject to the exceptions and qualifications set forth in the Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1
Due Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under this Agreement.

(b) The Company is not and has not been required to be qualified, authorized, registered or licensed to transact business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Schedule 2.1(b), except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Schedule 2.1(b).

(c) Schedule 2.1(c) sets forth (i) the names of the members of the Company’s board of directors, and (ii) the names and titles of the Company’s officers.

(d) As of the date of this Agreement, the Company does not have any direct nor any indirect subsidiaries (“Subsidiaries”).

(e) The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any other Entity.

2.2 Governing Documents; Records. The Company has provided Parent with accurate and complete copies for the Company of: (a) its Certificate of Incorporation and its Bylaws, including all amendments thereto; (b) its stock or other securities records; and (c) its minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of its shareholders and its board of directors. The Company is not in violation of any of the provisions of its Certificate of Incorporation or its Bylaws. The stock or other securities records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

2.3
Capitalization, Etc.

(a) The authorized capital stock of the Company consists of (i) 3,000,000 shares of Company Common Stock, $0.0001 par value per share, of which 740,625 shares are presently issued and outstanding, (ii) 366,446 shares of Company Series A-1 Preferred Stock, $0.0001 par value per share (“Series A-1”), of which 366,445 shares are presently issued and outstanding, (iii) 174,498 shares of Company Series A-2 Preferred Stock, $0.0001 par value per share (“Series A-2”), of which 174,498 shares are presently issued and outstanding; (iv) 130,873 shares of Company Series A-3 Preferred Stock, $0.0001 par value per share (“Series A-3”), of which 130,873 shares are presently issued and outstanding and (iii) options outstanding to purchase 43,600 shares of Company Common Stock. The Series A-1, Series A-2 and Series A-3 will be converted to in aggregate 671,816 shares of Common Stock on or before Closing. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable and have been issued in material compliance with all applicable securities laws and other applicable Legal Requirements. No Person other than the Shareholders owns, directly or indirectly, or has the right to vote or control any shares of Company Common Stock or Company Preferred Stock.

(b) Except as provided in Schedule 2.3(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Common Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Common Stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Common Stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Common Stock or other securities of the Company (each such right described in clauses (i) through (iv), a “Company Derivative Security”).

(c) The Company has never repurchased, redeemed or otherwise reacquired any shares of Company Common Stock or other securities of the Company.

2.4
Financial Statements.

(a) Set forth in Schedule 2.4 are the unaudited balance sheet, income statement, statement of cash flows and statement of stockholders’ equity of the Company for the three month period ended, March 31, 2019 (the “ Financial Statements”),.

(b) The Financial Statements have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”) The Financial Statements present fairly the financial condition, cash flows and operating results of the Company and its consolidated subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, which, individually and in the aggregate, would not be material, and are consistent with the books and records of the Company and the subsidiaries.

2.5
Absence of Changes. Except as set forth in Schedule 2.5, since December 31, 2018:

(a) There has not been any material adverse change in the Company’s business, financial condition, or operations, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company or the Subsidiaries, respectively;

(b) There has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c) The Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its securities, and the Company has not repurchased, redeemed or otherwise reacquired any of its securities;

(d) There has been no amendment to the Company’s Certificate of Incorporation or Bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e) The Company has not made any single capital expenditure in excess of Fifty Thousand Dollars ($50,000.00);

(f) The Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(g) The Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness of a material nature;

(h) Except as provided in Schedule 2.5(h), the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(i) Except as provided in Schedule 2.5(i), the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) The Company has not (i) established or adopted any employee benefit plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(k) The Company has not changed any of its methods of accounting or accounting practices in any respect;

(l) The Company has not made any Tax election;

(m) The Company has not commenced or settled any Legal Proceeding;

(n) The Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

(o) Except as set forth on Schedule 2.5(o), the Company has not sold, issued or authorized the issuance of (i) any of its respective capital stock or other securities, (ii) any option or right to acquire any of its respective capital stock or any other securities, or (iii) any instrument convertible into or exchangeable for any or its respective capital stock or other securities; and

(p) The Company has not agreed or committed to take any of the actions referred to in clauses (c) through (o) of this Section 2.5, other than as set forth in Schedules 2.5(h), 2.5(i) and 2.5(o).

2.6
Title to Assets.

(a) The Company has good and valid title to, all of the material assets purported to be owned by it, free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) have a Material Adverse Effect on the Company or materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iii) the Encumbrances set forth on Schedule 2.6(a).

(b) Schedule 2.6(b) identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

2.7 Bank Accounts. Schedule 2.7 sets forth with respect to each account maintained by or for the benefit of the Company the name of the bank or financial institution at which the account is located.

2.8
Equipment; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to each of the Company are adequate for the uses to which they are being put, are in good operating condition and repair in all material respects (ordinary wear and tear excepted), and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b) The Company does not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Schedule 2.8(b).

2.9
Proprietary Assets.

(a) Schedule 2.9(a)(i) sets forth, with respect to each Proprietary Asset that is owned by the Company and registered with a Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application, if any. Schedule 2.9(a)(ii) identifies all other Proprietary Assets owned by the Company that are material to its business. There are no ongoing royalty or other payment obligations in excess of Ten Thousand Dollars ($10,000.00) with respect to each Proprietary Asset that is licensed or otherwise made available to either the Company by any Person and is material to the Company’s business (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public). The Company has good and valid title to all of its Company Proprietary Assets identified in Schedules 2.9(a)(i) and 2.9(a)(ii), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, or (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or have a Material Adverse Effect on the Company. The Company has a valid right to use, license and otherwise exploit all of its respective Proprietary Assets identified in Schedules 2.9(a)(i) and 2.9(a)(ii). There is no Contract pursuant to which any Person other than the Company has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

(b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality of its material Company Proprietary Assets. To the Company’s Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset.

(c) (i) All patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting; (ii) to the Company’s Knowledge, none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts in any respect with any Proprietary Asset owned or used by any other Person; (iii) to the Company’s Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset; and (iv) in each case to the Company’s Knowledge, the Company has not taken any action that has infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person.

(d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business is being conducted. Neither the Company nor any Subsidiary has (i) licensed any of the Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

2.10
Contracts.

(a)
Schedule 2.10(a) identifies:

(i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor which involves payment obligations of
$50,000.00 or more per year;

(ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset which involves payment obligations of $25,000.00 or more per year;

(iii) each Company Contract imposing any restriction on the Company’s or right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

(iv) each Company Contract creating an agency relationship, distribution arrangement or franchise relationship;

(v) each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Company or any Subsidiary;

(vi) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, or any indemnity surety arrangement;

(vii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(ix) each Company Contract constituting a Government Contract;

(x) any other Company Contract that was entered into outside the ordinary course of business; and

(xi) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate, or (B) the performance of services having a value in excess of Fifty Thousand Dollars ($50,000.00).

The Company Contracts in the respective categories described in this Section 2.10(a) are referred to in this Agreement as the “Material Contracts.”

(b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Each Material Contract is valid and in full force and effect, and, to the Company’s Knowledge, is enforceable by the Company, or if applicable Subsidiary, in accordance with its terms.

(c) Except as set forth in Schedule 2.10(c):

(i) To the Company’s Knowledge, the Company has not violated or breached, or committed any default (excluding a technical default) under, any Material Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any material default under, any Material Contract;

(ii) To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify in any material respect any Material Contract; and

(iii) The Company has not waived any material rights under any Material Contract.

(d) To the Company’s Knowledge, no Person is currently renegotiating any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e) The Material Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in substantially the manner in which such business is currently being conducted.

2.11 Liabilities. To the Company’s Knowledge, the Company has not accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified set forth in the Unaudited Interim Balance Sheet; and (b) accounts payable and accrued salaries, consulting fees and expenses that have been incurred by the Company since December 31, 2018 in the ordinary course of business and consistent with the Company’s past practices.

2.12 Compliance with Legal Requirements. The Company is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on it. To the Company’s Knowledge, the Company has not received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, that remains outstanding or otherwise unresolved.

2.13 Governmental Authorizations. Schedule 2.13 identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Schedule 2.13 are valid and in full force and effect, and collectively constitute all Governmental Authorizations required or necessary to enable each of the Company to conduct its business substantially in the manner in which the business is currently being conducted. The Company is in substantial compliance with the Governmental Authorizations identified in Schedule 2.13. The Company has not received any written notice from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization identified in Schedule 2.13, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified in Schedule 2.13 that remains outstanding or otherwise unresolved.

2.14
Tax Matters.

(a) All material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (collectively, the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All material Tax amounts shown on the Company Returns to be due on or before the Closing Date have been paid. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since its formation.

(b) There have been no examinations or audits of any Company Return. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(c) No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no material Tax liens upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d) There is no Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(e) The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 2018 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

2.15
Employee and Labor Matters; Benefit Plans.

(a) Schedule 2.15(a) identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company or a Subsidiary for the benefit of any employee of the Company or such Subsidiary (“Employee”), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of Twenty-Five Thousand Dollars ($25,000.00) in the aggregate. Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements.

(b) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

(c) Except as set forth in Schedule 2.15(c), neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written notice from a Governmental Body that alleges that they are not in compliance with any Environmental Law that has not been resolved. All Governmental Authorizations currently held by the Company and the Subsidiaries pursuant to Environmental Laws are identified in Schedule 2.16. For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

2.17 Insurance. Schedule 2.17 identifies all insurance policies (in the form of an exhaustive insurance declaration page) maintained by the Company and identifies any material claims pending thereunder, and the Company has delivered to Parent accurate and complete copies of such insurance policies. Each of the insurance policies is in full force and effect and the Company has not received any written notice regarding any (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. No Related Party (a) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) is indebted to the Company; (c) has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) is competing, directly or indirectly, with the Company; and(e) has any claim or right against the Company (other than rights to receive compensation for services performed as an Employee. For purposes of this Section 2.18, each of the following shall be deemed to be a “Related Party”: (i) each individual who is an officer of the Company; (ii) each member of the immediate family of each of such officer; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19
Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Company’s Knowledge no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, or any Subsidiary or any of their respective assets or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

(b) There is no order, writ, injunction, judgment or decree to which the Company, or any of its assets is subject.

(c) To the Company’s Knowledge, no officer or other employee of the Company or any Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(d) To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of a Legal Proceeding that would have a Material Adverse Effect on the Company.

2.20 Authority; Binding Nature of Agreement. The Company has the power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement and the Merger has been unanimously approved by the board of directors of the Company and is subject to the approval of the Shareholders (the “Required Shareholder Approval”). This Agreement constitutes a legal, valid and binding obligation of each of the Company, enforceable against each of the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

2.21 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) Contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by the Shareholders or the Company’s board of directors;

(b) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d) Contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract; or

(e) Result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company, except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company. Other than for the Required Shareholder Approval, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and filings required under and in compliance with other Legal Requirements, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22 No Brokers' Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Parent, Merger Sub or the Company could become liable or obligated.

2.23 No Other Representations. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representations or warranties in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations or warranties on behalf of the Company.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Contemporaneously with the execution and delivery of this Agreement, Parent shall deliver to the Company disclosure schedules numbered according to the relevant sections in this Agreement (the “Parent Disclosure Schedules”). Any exception or qualification set forth in the Parent Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement as and to the extent the content of such disclosure makes its applicability to such other representations, warranties and covenants reasonably apparent. Subject to the exceptions and qualifications set forth in the Parent Disclosure Schedules, Parent hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the Closing Date, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Requisite Power and Authority. Parent and Merger Sub each have all necessary power and authority (a) to conduct their business in the manner in which their business is currently being conducted; (b) to own and use their assets in the manner in which their assets are currently owned and used; and (c) to perform their obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company. This Agreement and the Merger have been unanimously approved by the board of directors of Parent and Merger Sub, which is the only approval required. For the avoidance of doubt, no approval of the stockholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

3.3 Non-Contravention; Consents. Except as set forth in Schedule 3.3, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) Contravene, conflict with or result in a violation of (i) any of the provisions of Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by Parent’s stockholders or Parent’s or Merger Sub’s board of directors;

(b) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

(c) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to Parent’s or Merger Sub’s business or to any of the assets owned or used by them;

(d) Contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any material Contract, (ii) accelerate the maturity or performance of any material Contract, or (iii) cancel, terminate or modify any material Contract, in each case to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound; or

(e) Result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub, except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent or Merger Sub.

Except as set forth in Schedule 3.3, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.4 Outstanding Parent Securities. The authorized capital stock of Parent consists of 33.33 million shares of common stock. As of March 31, 2019, there were 8,368,333 shares of Parent common stock issued and outstanding, approximately 2,646,363 shares of common stock issuable upon exercise of warrants to purchase Parent common stock, 1,555,342 shares of common stock issuable upon exercise of options held, 21,818 shares of Parent common stock issuable upon the vesting of restricted stock units held and 277,991 shares of common stock authorized and available for issuance pursuant to Parent’s 2014 Amended & Restated Stock Option and Incentive Plan Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. All outstanding shares of Parent Common Stock are validly issued, fully paid, non- assessable and not subject to any preemptive rights, or to any agreement to which Parent is a party or by which Parent may be bound that would conflict with the obligations of Parent under this Agreement or the transactions contemplated hereby. The shares of Parent Common Stock to be issued pursuant to the terms of this Agreement are validly authorized and reserved for issuance and, when such shares of Parent Common Stock have been duly delivered pursuant to the terms of this Agreement, will be fully paid and non-assessable and issued in compliance with all applicable securities laws and other applicable Legal Requirements, and will not have been issued in violation of any preemptive or similar right of any stockholder of Parent or other Person. The shares of Parent Common Stock issued in the Merger shall have the right to be voted in the election of directors of Parent.

3.5 Filings with the SEC. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time for filing (and has filed any such SEC Reports prior to the expiration of any such extension). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To Parent’s Knowledge, none of the SEC Reports is the subject of any ongoing review or investigation by the SEC or any Governmental Body. There are no unresolved SEC comments with respect to any of such SEC Reports. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.6 Financial Statements. The financial statements of Parent and its subsidiaries included (or incorporated by reference) in the SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, change in stockholders’ equity and consolidated financial position of Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of their unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP throughout the periods covered, except in each case, as indicated in such statements or in the notes thereto (and except that unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

3.7 Absence of Certain Changes. Since March 31, 2019, except as set forth in Schedule 3.7, there has not been:

(a) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent;

(b) Any split, combination or reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of any securities of Parent;

(c) Any amendment of any material term of any outstanding security of Parent; or

(d) Any contract, agreement, arrangement or understanding by Parent to do any of the things described in the preceding clauses (a) through (c).

In addition, except as disclosed in the SEC Reports or on Schedule 3.7: (i) since March 31, 2019, no event or events have occurred or condition or conditions have existed that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the operations, business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole; and
(ii) since March 31, 2019 through and including the date of this Agreement, Parent and its subsidiaries have generally carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

3.8
Legal Proceedings; Orders; Permits.

(a) Except as set forth in Schedule 3.8 of the Parent Disclosure Schedules, there is no pending Legal Proceeding, and to Parent’s Knowledge no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent, any of its subsidiaries, Merger Sub or any of their respective assets or any Person whose liability Parent, such subsidiary or Merger Sub has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To Parent’s Knowledge, except as set forth in Schedule 3.8, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Parent, any of its subsidiaries or Merger Sub or any of their assets is subject.

(c) Parent and each of its subsidiaries hold all material permits, licenses, franchises and authorizations necessary for the lawful conduct of their respective businesses, and are in compliance in all material respects with all Legal Requirements.

3.9 No Brokers' Fees. Except as set forth in Schedule 3.9, neither Parent nor Merger Sub have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.10 Operations; Capitalization of Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has no employees and has conducted its operations only as contemplated hereby. The authorized capital stock of Merger Sub will consist of 1,000 shares of common stock, $0.001 par value per share, all of which will be owned by Parent and will be validly issued, fully paid and non-assessable as of the Closing Date.

3.11 Solvency. Parent will have available to it upon the consummation of the Merger and the Effective Time sufficient funds (i) to make the payments required pursuant to this Agreement with respect to the Merger and the transaction contemplated thereby, (ii) to repay any indebtedness of the Company required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and (iii) to pay all fees, costs and expenses to be paid by Parent and the Company related to the transactions contemplated hereby.

3.12     Proprietary Assets.

(a) Parent or an Affiliate has good and valid title to all of its respective Proprietary Assets, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable,
(ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent or Affiliate, or (iii) as set forth on Schedule 3.12(a) of the Parent Disclosure Schedules. Parent or an Affiliate has a valid right to use, license and otherwise exploit all of its material Proprietary Assets. Except as set forth in Schedule 3.12(a) of Parent Disclosure Schedules, there is no Contract pursuant to which any Person other than Parent or an Affiliate has any right (whether or not currently exercisable) to use, license or otherwise exploit any material Proprietary Asset.

(b) Parent and its Affiliates have taken reasonable measures and precautions to protect and maintain the confidentiality of their respective Proprietary Assets. To Parent’s Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Proprietary Asset.

(c) (i) All patents, trademarks, service marks and copyrights that are material to the business and held by Parent or an Affiliate are valid, enforceable and subsisting; (ii) to Parent’s Knowledge, none of the Proprietary Assets and no Proprietary Asset that is currently being developed by Parent or an Affiliate (either by itself or with any other Person) infringes, misappropriates or conflicts in any material respect with any Proprietary Asset owned or used by any other Person; (iii) to Parent’s Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset that is material to Parent’s or any Affiliate’s business and (iv) in each case to Parent’s Knowledge, neither Parent nor any Affiliate has infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and neither Parent nor any Affiliate has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person.

3.13 Liabilities. Neither Parent, Merger Sub nor any Affiliate has accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified and set forth in the financial statements of Parent filed with the Securities and Exchange Commission in conformity with its obligations under the Securities Exchange Act of 1934, as amended; and (b) accounts payable and accrued expenses that have been incurred by Parent since March 31, 2019 in the ordinary course of business and consistent with Parent’s past practices (collectively, the “Parent Liabilities”), where, as of the Closing Date, neither Parent, Merger Sub nor any Affiliate shall have any Parent Liabilities outstanding, including all costs and expenses incurred in relation to the Merger.

3.14 Compliance with Legal Requirements.Parent is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on it. Except as set forth in Schedule 3.13 of the Parent Disclosure Schedules, Parent has not received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, that remains outstanding or otherwise unresolved.

3.15 Tax Matters. All Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (collectively, the “Parent Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been paid.

3.16 Government Approvals. Except for (a) the filing with the SEC of the filings required hereunder, and compliance with other applicable requirements of the Securities Act and the Exchange Act,

(b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to  the DGCL, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (d) filings required under and in compliance with other Legal Requirements, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby.

SECTION 4. CLOSING DELIVERIES.

4.1 Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The filing by Parent of a Form D with the SEC with respect to the proposed merger of Merger Sub with and into the Company;

(b) The Merger Agreement shall have been approved by the board of directors as well as the stockholders of Parent;

(c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of prohibiting the Merger or making the Merger illegal.

(d) The representations and warranties of the Parent and Merger Sub made in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” set forth therein), except as does not constitute a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time (in which case, where the failure of such representations and warranties to be true and correct as of such times does not constitute a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby at the Closing Date).

(e) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

(f) No litigation brought by a Governmental Entity of competent jurisdiction shall be pending that has a reasonable likelihood of success and wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction.

(g) Prior to or at the Closing, Parent and Merger Sub shall have delivered in form and substance reasonably acceptable to the Company a certificate of an officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in this Section are satisfied.

(h) Parent shall have entered into an employment agreement with Marco Mereu and an employment offer letter with Erez Bitton, substantially in the forms of Exhibits B and C, respectively,  attached hereto (the “Employment Agreement” in the case of Mr. Mereu, and the “Employment Offer Letter” in the case of Mr. Bitton).

4.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)     The Required Shareholder Approval shall have been obtained.

(b) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of prohibiting the Merger or making the Merger illegal.

(c) The representations and warranties of the Company made in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualifications or limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), except as does not constitute a Company Material Adverse Effect, except to the extent such representations and warranties expressly relate to an earlier time (in which case, where the failure of such representations and warranties to be true and correct as of such times does not constitute Company Material Adverse Effect).

(d) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(e) Prior to or at the Closing, Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the adoption of resolutions of the board of directors of the Company whereby this Agreement, the Merger and the transactions contemplated hereunder were approved by the board of directors (attaching a copy of the meeting minutes at which or written consent via which such action was taken), and (ii) that the Required Shareholder Approval has been obtained and which attaches a copy of the notice of meeting, minutes and/or other documents evidencing receipt of the Required Shareholder Approval.

(f) No litigation brought by a Governmental Entity of competent jurisdiction shall be pending that has a reasonable likelihood of success and wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction by any Governmental Entity of competent jurisdiction shall be in effect.

(g) Prior to or at the Closing, the Company shall have delivered in form and substance reasonably acceptable to Parent a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in this Section are satisfied.

4.3
Closing Deliveries.

(a) By Parent. At the Closing, Parent shall deliver or cause to be delivered to the Company the following, each of which shall be in full force and effect:

(i) Certified resolutions of the board of directors of each of Parent and Merger Sub authorizing the Merger, approving this Agreement and, by the Parent’s board of directors, the issuance of the Aggregate Merger Consideration;

(ii) All Consents required to be obtained by Parent in connection with the Merger and the other transactions contemplated by this Agreement, except where the failure to obtain such Consent would not result in a Material Adverse Effect;

(iii) A long form good standing certificate for Parent and Merger Sub as issued by the Secretary of State, or other appropriate agency, of the state of Parent’s or such subsidiary’s domicile, each dated within ten (10) days of the Closing Date;

(iv) The Employment Agreement and Employment Offer Letter duly executed by the Parent; and

(v) The Closing Consideration Amount, allocated among the Shareholders and Optionholders and paid in accordance with the provisions of Section 1.5(a).

(b) By the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent the following, each of which shall be in full force and effect:

(i) Certified resolutions of the board of directors and the shareholders of the Company authorizing the Merger and approving this Agreement;

(ii) All Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement, except where the failure to obtain such Consent would not result in a Material Adverse Effect; and

(iii) A long form good standing certificate for the Company as issued by the Delaware Secretary of State, dated within ten (10) days of the Closing Date.

SECTION 5. POST-CLOSING COVENANTS

5.1 Public Announcements. Parent and the Company will each have the right to review and consent to any press release or other public statement issued regarding the Merger and the other transactions contemplated by this Agreement, provided that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent reasonably believes is required under applicable securities laws.

5.2 Form 8-K. Immediately following the Closing Date, (a) Parent and the Company shall cooperate and work together in good faith to prepare one or more current reports on Form 8-K under the Exchange Act (the “Form 8-K”) as required by the SEC for disclosure of the transactions contemplated hereby, such Form 8-Ks to be filed by Parent with the SEC, from time to time, as required by Legal Requirements. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with the preparation of the Form 8-Ks. The Company represents and warrants that the information supplied about the Company for inclusion in any Form 8-K shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.3 Lock-Up. The Parties acknowledge and agree that: (a) all shares of Parent Common Stock issued pursuant to this Agreement shall be characterized as “restricted securities” under the Securities Act inasmuch as such shares were or will be acquired by such Person in a transaction not involving a public offering; (b) such shares are subject to the resale limitations imposed by Rule 144 promulgated pursuant to the Securities Act; and (c) such shares may not otherwise be resold without registration under the Securities Act or the existence of an exemption therefrom.

5.4
Parent Securities Obligations.

(a) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Parent Common Stock to the public without registration, the Parent agrees to:

(i) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) Use reasonable, diligent efforts to file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act; and

(iii) So long as a Shareholder or Optionholder owns any Parent Common Stock, to furnish to each Shareholder and Optionholder forthwith upon request a written statement by the Parent as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents of the Parent as a Shareholder or Optionholder may reasonably request in availing itself of any rule or regulation of the SEC allowing sale of any such securities without registration.

(b) At any time beginning 180 days after the issuance of any Parent Common Stock to any Shareholder or Optionholder hereunder, upon request of any Shareholder or Optionholder (or any broker of such Shareholder or Optionholder), and submission of such forms of “seller representation letters” and “broker representation letters” as may be customary, Parent shall, at its sole cost, take such actions as may be reasonably required to cause the removal of any restrictive legends contained on the certificates evidencing shares of Parent Common Stock received by such Shareholder or Optionholder pursuant to this Agreement (including providing instructions to its transfer agent and making arrangements for any opinion of counsel required by the transfer agent).

(c) The Corporation shall notify all Shareholders and Optionholders in writing at least 30 days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Parent (including, but not limited to, registration statements relating to secondary offerings of securities of the Parent, but excluding registration statements relating to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act) and will afford each such Shareholder and Optionholder an opportunity to include in such registration statement all or any part of the Parent Common Stock then held by such Shareholder or Optionholder; provided, however, such inclusion in any registration statement under the Securities Act filed by Parent (other than the exceptions noted above) shall be expressly subject to the following. if the total number of securities requested by Shareholders and Optionholders to be included in such offering exceeds the number of securities to be sold (other than by the Company), that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities which the underwriters and the Parent in their sole and absolute discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the securities requested to be registered by the Shareholders and the Optionholders can be included in such offering, then the securities that are included in such offering shall be allocated among the selling holders in proportion (as nearly as practicable) to the number of securities owned by the Shareholders, Optionholders and other selling shareholders. To facilitate the allocation of shares in accordance with the above provisions, the Parent or the underwriters may round the number of shares allocated to any Shareholder or Optionholder to the nearest one hundred (100) shares. Each Shareholder and Optionholder desiring to include in any such registration statement all or any part of the Parent Common Stock held by such Shareholder or Optionholder shall, within 20 days after receipt of the above-described notice from the Parent, so notify the Parent in writing, and in such notice shall inform the Parent of the number of shares of Parent Common Stock such Shareholder or Optionholder wishes to include in such registration statement. If a Shareholder or Optionholder decides not to include all of its shares of Parent Common Stock in any registration statement thereafter filed by the Parent, such Shareholder or Optionholder shall nevertheless continue to have the right to include any shares of Parent Common Stock in any subsequent registration statement or registration statements as may be filed by the Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(d) All expenses incurred in connection with a registration pursuant to this Section, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Parent, and the reasonable fees and disbursements of one counsel for the selling Shareholders and Optionholders (but excluding underwriters’ discounts and commissions), shall be borne by the Parent. Each Shareholder and Optionholder participating in a registration pursuant to this Section shall bear such Shareholder’s or Optionholder’s proportionate share (based on the number of shares sold by such Shareholder or Optionholder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

5.5 Tax Free Reorganization. From and after the Closing Date, Parent shall not take, nor cause the Company or any Affiliate of Parent to take, any actions that would cause the Merger not to be a tax free reorganization under Section 368 of the Code.

5.6
Certain Post-Closing Access Provisions.

(a) For a period of seven (7) years after the Closing Date, Parent shall use commercially reasonable efforts to preserve and retain, or to cause the Surviving Corporation to preserve and retain and maintain, in an accessible form, all material corporate, accounting, legal and tax books and records of the Company relating to the conduct of the business and operations of the Company prior to the Closing Date. Following the expiration of such seven (7) year period and prior to the destruction of such books and records, Parent shall upon written request of the any Shareholder or Optionholder offer possession or transfer of such books and records (which offer must be accepted within 30 days after receipt thereof or it will be deemed to have been rejected).

(b) After the Closing Date, Parent shall cause the Surviving Corporation and its subsidiaries to permit any Shareholder or Optionholder (and its counsel, advisors, agents or other representatives reasonably requiring such access in light of the purpose therefor) to have reasonable access, during normal business hours and on reasonable advance notice, to the extent reasonably required in connection with its accounting, tax, legal defense or other similar needs to, and to inspect and copy (including in electronic form), all materials referred to in this Section and to meet with officers and employees of Parent and the Surviving Corporation and its subsidiaries on a mutually convenient basis in order to obtain explanations with respect to such materials, and to obtain additional information and to call such officers and employees as witnesses.

SECTION 6. INDEMNIFICATION

6.1
Survival of Representations, Etc.

(a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the first (1st) anniversary of the Closing Date; provided, however, that if, at any time prior to the first (1st) anniversary of the Closing Date (the “Representation Completion Date”) any Parent Indemnitee (acting in good faith) delivers to the Shareholders and Optionholders a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 6.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first (1st) anniversary of the Closing Date until such time as such claim is fully and finally resolved (such final time hereinafter referred to as the “Company Representation Completion Date”).

(i) The representations and warranties made by Parent and the Merger Sub (including the representations and warranties set forth in Section 3) shall survive the Closing and shall expire on the Representation Completion Date; provided, however, that if, at any time prior to the first (1st) anniversary of the Closing Date any Company Indemnitee (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent or the Merger Sub (and setting forth in reasonable detail the basis for such Company Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 6.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first (1st) anniversary of the Closing Date until such time as such claim is fully and finally resolved (such final time hereinafter referred to as the “Parent Representation Completion Date”).

(b) The representations, warranties, covenants and obligations of any Party, and the rights and remedies that may be exercised by another Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such other Party or any of its Representatives.

(c) For purposes of this Agreement, (i) each statement or other item of information set forth in the Disclosure Schedules shall be deemed to be a representation and warranty made by the Company in this Agreement; and (ii) each statement or other item of information set forth in the Parent Disclosure Schedules or in any update to the Parent Disclosure Schedules shall be deemed to be a representation and warranty made by Parent and Merger Sub in this Agreement.

6.2 Company Indemnification. From and after the date of this Agreement (but subject to Section 6.4), the Company agrees to hold harmless and indemnify any Parent Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by such Parent Indemnitee or to such Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (a) any material inaccuracy in or breach of any representation or warranty made by Company as of the Closing Date that is set forth in this Agreement (after giving effect to the Disclosure Schedules and subject to the Company Representation Completion Date); (b) any material breach of any covenant or obligation of Company; or (c) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (a) or (b) of this Section 6.2 (including any Legal Proceeding commenced by such Parent Indemnitee for the purpose of enforcing any of its rights under this Section 6.2). No Parent Indemnitee shall be entitled to indemnification pursuant to this section until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by Parent or Merger Sub (as the case may be), or to which such Parent Indemnitee has otherwise become subject, exceeds one hundred thousand dollars ($100,000) in the aggregate (the “Threshold”), then Parent Indemnitee shall be entitled to be indemnified against and compensated, reimbursed and paid for only those Damages that exceed the Threshold. In addition, once the total amount of such Damages exceeds the Threshold, the aggregate liability for indemnification pursuant to this Section 6.2, shall not exceed ten percent (10%) of the Merger Consideration actually paid by the Parent pursuant to this Agreement (the “Cap”).

6.3 Parent/Merger Sub Indemnification. From and after the date of this Agreement (but subject to Section 6.04), Parent and Merger Sub jointly and severally agree to hold harmless and indemnify any Company Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by any Company Indemnitee or to which any Company Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (a) any material inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub as of the Closing Date that is set forth in this Agreement (after giving effect to the Disclosure Schedules and subject to the Parent Representation Completion Date); (b) any material breach of any covenant or obligation of Parent or Merger Sub; or (c) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (a) or (b) of this Section 6.3(a) (including any Legal Proceeding commenced by any Company Indemnitee for the purpose of enforcing any of its rights under this Section 6.3). No Company Indemnitee shall be entitled to indemnification pursuant to this section until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by such Company Indemnitee, or to which such Company Indemnitee has or otherwise becomes subject, exceeds the Threshold, and once the total amount of such Damages exceeds the Threshold, then such Company Indemnitee shall be entitled to be indemnified against and compensated, reimbursed and paid for only those Damages that exceed the Threshold.

6.4
Procedures for Third Party Claims.

(a) The Indemnitee shall deliver to the Indemnifying Party, promptly, but in any event within ten (10) Business Days of becoming aware of any claim or demand by another Person (a “Third Party Claim”) for which a claim for indemnification could be made hereunder, written notice thereof, specifying, to the extent then known by the Indemnitee, the amount of such claim, the nature and basis of such claim and all relevant facts and circumstances relating thereto, including copies of all notices and documents (including court papers) received by the Indemnitee relating to such claim or demand; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability hereunder (other than a failure to deliver such notice prior to the Company Representation Completion Date or Parent Representation Completion Date, as applicable), except to the extent that the Indemnifying Party has been materially prejudiced by the Indemnitee's failure to give such notice. Thereafter, the Indemnitee shall keep the Indemnifying Party informed on a current basis as to any changes or developments with respect to the foregoing, including by providing copies of all notices and documents (including court papers) from time to time received by the Indemnitee relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and may upon written notice given to the Indemnitee within fifteen (15) Business Days of the receipt by the Indemnifying Party of the notice of such Third Party Claim assume the defense thereof, at the Indemnifying Party 's cost, with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense and the Indemnitee shall have the right to control such defense if (i) such Third Party Claim seeks injunctive, equitable or other non-monetary relief, (ii) such Third Party Claim involves criminal or quasi- criminal allegations, or (iii) the Indemnitee has been advised by counsel that an actual conflict of interest exists between the Indemnifying Party and the Indemnitee. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The party controlling the defense of a Third Party Claim shall keep the other party reasonably advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. If the Indemnifying Party elects to defend a Third Party Claim, each Party shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information (including those of the Surviving Corporation, if applicable) which are reasonably relevant to such Third Party Claim, and making employees (including those of the Surviving Corporation if applicable) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party elects to defend a Third Party Claim, the Indemnitee shall not settle, discharge or compromise such Third Party Claim or consent to the entry of any judgment in such Third Party Claim, without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not, without the Indemnitee's written consent, which consent shall not be unreasonably withheld, conditioned or delayed, settle, discharge or compromise any Third Party Claim or consent to the entry of any judgment in any Third Party Claim if such settlement, discharge, compromise or judgment (A) involves any finding or admission of any violation of any Legal Requirement on behalf of the Indemnitee or any of its affiliates or any of their respective representatives,
(B) does not cause each Indemnitee that is party to such Third Party Claim to be fully and unconditionally released from all liability with respect to such claim, or (C) imposes equitable remedies or material non- monetary obligations on the Indemnitee.

6.5 Procedures for Inter-Party Claims. In the event that an Indemnitee determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnitee shall give prompt written notice thereof to the Indemnifying Party specifying (to the extent known and quantifiable) the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve such Indemnifying Party of any liability hereunder (other than a failure to deliver such notice prior to the Company Representation Completion Date or Parent Representation Completion Date, as applicable), except to the extent that the Indemnifying Party has been materially prejudiced by the Indemnitee's failure to give such notice. The Indemnitee shall provide the Indemnifying Party with such information and documentation as the Indemnifying Party may reasonably request in order to verify any claim for Damages and with reasonable access to its books and records (including the Surviving Corporation' books and records) during normal business hours upon reasonable advance notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnifying Party shall notify the Indemnitee within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes liability to the Indemnitee under this Section with respect to such claim. If the Indemnifying Party does not so notify the Indemnitee, the claim specified by the Indemnitee in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Section. If the Indemnifying Party has timely disputed liability with respect to such claim as provided above, the Indemnifying Party and the Indemnitee shall negotiate in good faith to resolve such dispute.

6.6 Source of Company Indemnity. Any indemnification owed to a Parent Indemnitee shall be satisfied solely from the Earn-Out.

6.7 Determination of Damages. For purposes of this Agreement, any determination of Damages shall (a) be reduced (i) by any Tax benefits realized by the indemnified party (assuming a combined federal and state income Tax rate of 25 percent), and (ii) by the amount of any insurance proceeds actually recovered by the indemnified party with respect to such Damages (after reasonable good faith efforts to recover thereon, including filing and diligent pursuit of a claim with the insurer); and (b) exclude all items specified in Section 6.6. The calculation of Damages shall not include damages arising because of a change after Closing in Legal Requirements or accounting policies. To the extent that a claim for indemnification by Parent hereunder relates to a liability incurred by the Company and there is an accrual on the Unaudited Interim Balance Sheet in respect of such liability, then the determination of Damages in respect of such claim shall be net of such accrual.

6.8 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR SUCH OTHER PERSON, INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

6.9 Exclusive Remedy. From and after the Effective Time, except for the remedy of specific performance, and except in the case of Fraud, indemnification under this Section 6 shall be the sole and exclusive remedy for any claim or action related to or arising out of the transactions contemplated by this Agreement or the operations of the Company prior to the Closing, whether such claim or action is based on contract, tort or otherwise. Parent, Merger Sub and the Company each hereby waive any provision of any Legal Requirement to the extent that it would limit or restrict the agreement contained in this Section.

SECTION 7. TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if a Governmental Body of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable Legal Requirement, or any final nonappealable governmental order permanently enjoining or otherwise prohibiting the Merger has been issued by a Governmental Body of competent jurisdiction;

(c) by the Company or Parent, if the Closing has not occurred on or before 5:00 p.m. Eastern time, on June 15, 2019, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) will not be available to a Party if such Party's material breach of any of its obligations under this Agreement has been the cause of, or has directly resulted in, the failure of the Closing to occur by the Termination Date;

(d) by the Company if (i) any of the representations and warranties of Parent contained in this Agreement fail to be true and correct such that the condition set forth in Section 4.1(d) would not be satisfied or (ii) Parent shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 4.1(e) would not be satisfied, and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Merger at the time established for such consummation pursuant to Section 1.3 or (B) if curable, shall continue unremedied at the Termination Date or, if earlier, by the 30th day following written notice by the Company to Parent of such breach; provided, however, that the right to terminate this Agreement under this Section 7.1(d) will not be available to the Company if the Company's material breach of any of its obligations under this Agreement has been the cause of, or has directly resulted in, the failure of the Closing to occur by the Termination Date;

(e) by Parent if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 4.2(c) would not be satisfied or (ii) the Company shall have breached or failed to comply with any of their obligations under this Agreement such that the condition set forth in Section 4.2(d) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation
(A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 1.3 or (B) if curable, shall continue unremedied at the Termination Date, or, if earlier, by the 30th day following written notice by Parent to the Company of such breach; provided, however, that the right to terminate this Agreement under this Section 7.1(e) will not be available to the Parent if the Parent's material breach of any of its obligations under this Agreement has been the cause of, or has directly resulted in, the failure of the Closing to occur by the Termination Date; Any Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties. Any termination by the Company pursuant to this Section 7.1 (whether before or after the Stockholder Approval has been obtained and delivered to Parent) shall be by action of the Company’s Board of Directors (without requiring any action by the Company Stockholders).

7.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1, this Agreement shall then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any liability of any Party to any other Party, except that nothing herein shall relieve any Party from any Damages resulting from Fraud.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 Further Assurances. Each Party shall execute and cause to be delivered to the other such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.2 Fees and Expenses. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by them with respect to the other’s business (and the furnishing of information to the other and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger. Notwithstanding the foregoing, if the Merger is consummated, the Company Transaction Expenses shall be deducted from the Closing Consideration Amount and paid by the Parent as provided elsewhere in this Agreement.

8.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.4 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery of the Party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Party to be notified at the address, or to the facsimile number, set forth below, or at such other address or facsimile number that such Party may designate by ten (10) days advance written notice to the other Parties hereto:

if to Parent or Merger Sub to:

Super League Gaming, Inc. 2906 Colorado Ave.
Santa Monica, CA 90404
Attn: Ann Hand, CEO & President

if to the Company:

Framerate, Inc.
2 Union Park
Suite 1
Boston, MA 02118
Attn: Marco Mereu - marco@framerate.gg

with a copy to (which shall not constitute notice):

Duane Morris LLP
100 High Street, Suite 2400
Boston, MA 02110 Attn: Jonathan Lourie

8.5 Time of the Essence. Time is of the essence with respect to this Agreement.

8.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

8.8 Governing Law. This Agreement, the rights of the parties hereunder and all Legal Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws or any statute of limitations of any other jurisdiction. Each of the Parties, by its execution hereof, hereby (i)  irrevocably submits to the exclusive jurisdiction of the United States District Court located in the State of Delaware and the state courts of the State of Delaware for the purpose of any Legal Proceeding among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or the Merger, (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, and (iii) agrees not to commence any such Legal Proceeding other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Legal Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

8.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns (if any). Neither the Company nor Parent may assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the prior consent of the other, which may be granted or withheld in such party’s sole and absolute discretion.

8.10 Specific Performance. The Parties agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and
(b) seek an injunction restraining such breach or threatened breach.

8.11 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Company.

8.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.14 Parties in Interest. Except for the provisions of Section 4.3(a)(iv) and Section 6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and permitted assigns (if any).

8.15 Entire Agreement. This Agreement and the other agreements referred to herein, including the Disclosure Schedules and the Parent Disclosure Schedules, set forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

8.16 Construction. Except as otherwise indicated, all references in this Agreement to Sections and Exhibits are intended to refer to Sections of this Agreement and Exhibits to this Agreement. Unless the context otherwise requires, (a) all references to articles, sections or schedules are to Articles, Sections or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; and (d) the term “including” means by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.17 Attorney-Client Privilege. Each of the parties hereby irrevocably acknowledges and agrees that, solely for purposes of any Legal Proceeding, indemnification claim, dispute or procedure following the Effective Time under this Agreement or any other agreement entered into in connection herewith or therewith in which the Surviving Corporation, any of its subsidiaries, the Parent or any of the Parent’s affiliates are adverse to any Company Indemnitee, all privileged communications between counsel, on the one hand, and the Company or any Company Indemnitee (or any representative or agent of the Company), on the other hand, prior to the Closing, in each case made for the purpose of providing or obtaining legal advice in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement or any other agreement entered into in connection herewith or therewith, are privileged communications between such party and counsel and from and after the Closing do not pass to Parent notwithstanding the transactions contemplated hereby and instead remain with and are controlled by the Company Indemnitees (the “Privileged Communications”). Parent and the Surviving Corporation, together with their respective affiliates, successors or assigns, agree that no person may use or rely on any of the Privileged Communications, whether located in email accounts of the Surviving Corporation or otherwise, in any such Legal Proceeding, indemnification claim, or dispute or procedure following the Closing under this Agreement or any other agreement entered into in connection herewith or therewith in which the Parent or the Surviving Corporation or any of their respective affiliates are adverse to any Company Indemnitee. Parent, the Surviving Corporation and their respective affiliates will not assert that Parent (or the Surviving Corporation or any other affiliate of the Parent) has the right to waive the attorney-client privilege with respect to any Privileged Communication in connection with any such Legal Proceeding, indemnification claim, or dispute or procedure following the Effective Time under this Agreement or any other agreement entered into in connection herewith or therewith in which the Parent or the Surviving Corporation or any of their respective affiliates are adverse to Company Indemnitee.

[THIS SPACE INTENTIONALLY LEFT BLANK]

The Parties have caused this Agreement and Plan of Merger to be executed and delivered as of the date set forth above.

PARENT:

SUPER LEAGUE GAMING, INC.,
a Delaware corporation

By: /s/ Ann Hand
Name: Ann Hand
Title: CEO & President

MERGER SUB:

SLG MERGER SUB, INC.,
a Delaware corporation

By: /s/ Ann Hand
Name: Ann Hand
Title: CEO & President

THE COMPANY:

FRAMERATE, INC.,
a Delaware corporation

By: /s/ Marco Mereu
Name: Marco Mereu
Title: Chief Executive Officer

EXHIBIT A DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” means any transaction involving:

(a) the sale, license, disposition or acquisition of all or any portion of the Company’s and the Subsidiaries’ business or assets;

(b) the issuance, disposition or acquisition of (i) any capital stock or other equity securities of the Company or the Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity securities of the Company or the Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity securities of the Company or the Subsidiaries; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or the Subsidiaries.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by written or oral contracts, commitments, understandings or other agreements or credit arrangement or otherwise.

“Aggregate Merger Consideration” has the meaning in Section 1.5(a).

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, including the Disclosure Schedule and the Parent Disclosure Schedule, as it may be amended from time to time.

“Appraisal Shares” means any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

“Audited Financial Statements” has the meaning in Section 2.4(a)

“Bylaws” has the meaning in Section 1.4(b).

“Cap” has the meaning in Section 6.2

“Closing” has the meaning in Section 1.3.

“Closing Consideration Amount” means an amount that is equal to (a) $1,500,000, plus (b) the aggregate cash and cash equivalents of the Company as of the Effective Time, plus (c) the aggregate exercise price of any outstanding Company Options as of immediately prior to the Effective Time, minus (d) the total amount of Closing Indebtedness, minus (e) the total amount of Company Transaction Expenses, minus (f) $25,000.

“Closing Date” has the meaning in Section 1.3.

“Closing Indebtedness” means the aggregate amount, as of the Effective Time, of: (i) the Company’s outstanding liability for principal and interest under all borrowed money indebtedness, (ii) amounts owed by the Company to any holders of so-called “Simple Agreement for Future Equity” or similar instruments, (iii) accrued but unpaid dividends owed to the Company’s securityholders, (iv) a cash bonus of $25,000 payable to Erez Bitton, and (v) the aggregate accounts payable of the Company as of the Closing, minus (vi) the aggregate accounts receivable of the Company as of the Closing.

“Closing Per Share Cash Amount” means the quotient determined by dividing the Closing Consideration Amount by the Fully Diluted Share Number.

“Closing Per Share Equity Amount” means that number of shares of Parent Common Stock equal to the quotient determined by dividing (a) $1,000,000, by (b) the Signing Price; and then dividing that quotient by (c) the Fully Diluted Share Number.

“Code” has the meaning in Recital C.

 “Company” has the meaning in the introductory paragraph of this Agreement.

“Company Common Stock” has the meaning in Recital B.

“Company Common Stock Certificates” has the meaning in Section 1.6.

“Company Contract” means any Contract: (a) to which the Company or any Subsidiary is a party;
(b) by which the Company, any Subsidiary or any of their respective assets is or may become bound or under which the Company or any Subsidiary, as the case may be, has, or may become subject to, any obligation; or (c) under which the Company or any Subsidiary has or may acquire any right or interest.

“Company Derivative Security” has the meaning in Section 2.3(b).

“Company Indemnification Completion Date” has the meaning in Section 6.1(a)(i).

“Company Indemnitees” means (a) the Shareholders and Optionholders, (b) the Shareholders’ and Optionholders’ affiliates (excluding the Surviving Corporation); and (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b) of this definition.

“Company Option” has the meaning in Recital B.

“Company Option Certificates” has the meaning set forth in Section 1.6.

“Company Preferred Stock” has the meaning in Recital B.

“Company Proprietary Asset” means any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

“Company Returns” has the meaning in Section 2.14(a).

“Company Transaction Expenses” means (without duplication), to the extent not paid prior to the Effective Time, all legal and accounting expenses of the Company incurred in connection with the negotiation, execution and delivery of this Agreement.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, including any Governmental Authorization.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, warranty, or legally binding commitment or undertaking of any nature.

“Damages” means any liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties, including reasonable attorneys’ fees and expenses.

“Determined Liabilities” means any cash payment obligations of the Company that existed as of the Closing Date and are actually incurred and paid by the Parent or the Surviving Corporation on or before the Hold-Back Closing Date, but excepting all Closing Indebtedness, Company Transaction Expenses and matters referenced in the Company’s Disclosure Schedules. The amount of any Determined Liabilities shall be determined as provided in Section 1.5(c).

“DGCL” has the meaning in Section 1.2.

 “Disclosure Schedules” has the meaning in the first paragraph of Section 2.

“Effective Time” has the meaning in Section 1.3.

“Employee” has the meaning in Section 2.15(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, or restriction of any.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning in Section 2.4(a).

“Form 8-K” has the meaning in Section 5.2.

“Fraud” means an actual and intentional fraud with respect to the making of the warranties and representations by the Company in this Agreement; provided, that such actual and intentional fraud shall only be deemed to exist if the Company had actual knowledge (as opposed to imputed or constructive knowledge) that the warranties and representations made by the Company were actually breached when made, with the express intention that the other party hereto rely thereon to its detriment and causing such party to suffer damage by reason of such reliance.

“Fully Diluted Share Number” means the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Company Options outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency or commission, any court or other tribunal; and any other self- regulatory organization such as the Financial Industry Regulatory Authority (FINRA)).

“Hold-Back Closing Date” means the six-month anniversary date of Closing.

“Hold-Back Consideration Amount” means $25,000.00 minus the aggregate amount of all Determined Liabilities.

“Indemnification Completion Date” has the meaning in Section 6.1(a)(i).

“Knowledge” means with respect to an individual, the actual knowledge such individual has together with the knowledge such individual would have had if, based upon known facts or circumstances, such individual had exercised reasonable diligence to inquire on the matter to which such knowledge relates, and with respect to an Entity, the actual knowledge of its officers and directors together with such knowledge of its officers and directors would have had if, based upon known facts or circumstances, such individual had exercised reasonable diligence to inquire on the matter to which such knowledge relates.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, or implemented by or under the authority of any Governmental Body.

“Material Adverse Effect” means any change, circumstance, event or condition that is materially adverse to the operations, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or that materially impairs the ability of the Company to consummate the transaction, other than any changes, circumstances, events or conditions resulting, directly or indirectly, from: (a) the announcement or performance of the transaction, including any action or inaction by the Company, Parent, Merger Sub or any of the customers, suppliers, lessors, employees or competitors of the business; (b) changes in general economic conditions in any of the markets in which the Company and the Subsidiaries operate (to the extent such change does not affect the Company and the Subsidiaries disproportionately from their competitors); (c) any change in economic conditions or the financial, banking, currency or capital markets in general; (d) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in any Legal Requirement ((to the extent such change does not affect the Company and the Subsidiaries disproportionately from their competitors); (f) changes in GAAP or interpretations thereof or other accounting principles or requirements; (g) any actions taken, failures to take action, or other changes or events relating to the Company, in each case to which Parent has consented in writing; or (h) the taking of any action contemplated by this Agreement.

“Material Contracts” has the meaning in Section 2.10.

“Materials of Environmental Concern” has the meaning in Section 2.16.

“Merger” has the meaning in Recital A.

“Merger Consideration” means all of the cash and Parent Common Stock payable to the Shareholders pursuant to this Agreement.

“Merger Sub” has the meaning in the introductory paragraph of this Agreement.

“Parent” has the meaning in the introductory paragraph of this Agreement.

“Parent Common Stock” has the meaning in Recital B.

“Parent Disclosure Schedules” has the meaning in the first paragraph of Section 3.

“Parties” has the meaning in the introductory paragraph of this Agreement.

“Person” means any individual, Entity or Governmental Body.

“Parent Indemnification Completion Date” has the meaning in Section 6.1(a)(ii).

“Parent Indemnitees” means the following Persons: (a) Parent; (b) Parent’s affiliates (including the Surviving Corporation); and (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b) of this definition.

“Parent Liabilities” has the meaning in Section 3.12.

“Parent Option” has the meaning in Recital B.

“Parent Returns” has the meaning in Section 3.14(a).

“Parent Warrant” has the meaning in Recital B.

“Plans” has the meaning in Section 2.15(a).

“Preferred Stock Certificates” has the meaning in Section 1.6.

“Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

“Pro Rata Share” means, with respect to each Shareholder and Optionholder, the quotient (expressed as a percentage) obtained by dividing: (a) that number of shares of Company Common Stock held by the Shareholder or issuable to the Optionholder upon full exercise of all of his/her Company Options, by (b) the Fully Diluted Share Number.

“Related Party” has the meaning in Section 2.18.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Shareholder Approval” has the meaning in Section 2.20.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning in Section 3.5.

“Securities Act” has the meaning in Recital E.

“Series A-1 Preferred” has the meaning in Recital B.

“Series A-2 Preferred” has the meaning in Recital B.

“Series A-3 Preferred” has the meaning in Recital B.

“Shareholders” has the meaning in Section 1.5(a)(i).

“Signing Price” means the volume-weighted sales price per share rounded to four decimal places of Parent Common Stock on the Nasdaq Capital Market for the consecutive period of five (5) Business Days beginning at 9:30 a.m. New York time on the fifth Business Day immediately preceding the date of this Agreement and concluding at 4:00 p.m. New York time on the first Business Day immediately preceding the date of this Agreement, as calculated by Bloomberg Financial LP.

“Subsidiaries” has the meaning in Section 2.1(d).

“Surviving Corporation” has the meaning in Section 1.1.

“Threshold” has the meaning in Section 6.2

“Tax” means any tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Unaudited Financial Statements” has the meaning in Section 2.4(a).

EXHIBIT B

FORM OF MEREU EMPLOYMENT AGREEMENT

(See attached)

B-1

EXHIBIT C

FORM OF BITTON EMPLOYMENT OFFER LETTER

(See Attached)

C-1